Exhibit 10.1

COMMERCIAL LINES CUT-THROUGH
QUOTA SHARE REINSURANCE AGREEMENT

BY AND AMONG
TOWER INSURANCE COMPANY OF NEW YORK,
CASTLE POINT NATIONAL INSURANCE COMPANY,
TOWER NATIONAL INSURANCE COMPANY,
HERMITAGE INSURANCE COMPANY,
CASTLE POINT FLORIDA INSURANCE COMPANY,
KODIAK INSURANCE COMPANY,
NORTH EAST INSURANCE COMPANY,
YORK INSURANCE COMPANY OF MAINE,
MASSACHUSETTS HOMELAND INSURANCE COMPANY,
PRESERVER INSURANCE COMPANY
AND
CASTLE POINT INSURANCE COMPANY,
as Ceding Companies,
AND
TECHNOLOGY INSURANCE COMPANY, INC.,

as Reinsurer

i

Section 12.6	Entire Agreement; Merger	21
Section 12.7	Exhibits and Schedules	21
Section 12.8	Headings	21
Section 12.9	Severability	21
Section 12.10	Expenses	22
Section 12.11	Currency	22
Section 12.12	Separate Agreements	22

ii

COMMERCIAL LINES CUT-THROUGH
QUOTA SHARE REINSURANCE AGREEMENT

THIS COMMERCIAL LINES CUT-THROUGH QUOTA SHARE REINSURANCE AGREEMENT (this “Agreement”) is entered into as of January 3, 2014 by and among TOWER INSURANCE COMPANY OF NEW YORK, an insurance company organized under the laws of New York, CASTLE POINT NATIONAL INSURANCE COMPANY, an insurance company organized under the laws of Illinois, TOWER NATIONAL INSURANCE COMPANY, an insurance company organized under the laws of Massachusetts, HERMITAGE INSURANCE COMPANY, an insurance company organized under the laws of New York, CASTLE POINT FLORIDA INSURANCE COMPANY, an insurance company organized under the laws of Florida, KODIAK INSURANCE COMPANY, an insurance company organized under the laws of New Jersey, NORTH EAST INSURANCE COMPANY, an insurance company organized under the laws of Maine, YORK INSURANCE COMPANY OF MAINE, an insurance company organized under the laws of Maine, MASSACHUSETTS HOMELAND INSURANCE COMPANY, an insurance company organized under the laws of Massachusetts, PRESERVER INSURANCE COMPANY, an insurance company organized under the laws of New Jersey, and CASTLE POINT INSURANCE COMPANY, an insurance company organized under the laws of New York (the “Ceding Companies” and, each a “Ceding Company”), and TECHNOLOGY INSURANCE COMPANY, INC., an insurance company organized under the laws of New Hampshire (the “Reinsurer”) (collectively, the “Parties”).
WHEREAS, this Agreement is being entered into in connection with that certain Merger Agreement of even date herewith by and between Tower Group International, Ltd. (“Tower”), ACP Re. Ltd. (“ACP Re”) and Merger Sub (the “Merger Agreement”) whereby Merger Sub is merging with and into Tower with Tower surviving such merger and related transactions by which AmTrust Financial Services, Inc. (“AmTrust”) shall acquire the renewal rights to all of Tower’s Commercial Lines Business (as defined herein);
WHEREAS, as more particularly set forth herein, the Ceding Companies and the Reinsurer wish to enter into a quota share arrangement pursuant to which the Reinsurer will reinsure (i) all Losses with respect to the Subject Policies written by the Ceding Companies in accordance with the terms hereof on or after the Effective Time and (ii) Losses occurring on or after the Effective Time with respect to the Included Existing Contracts.
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1    Defined Terms.
The following terms shall have the respective meanings specified below throughout this Agreement.

“ACP Re” has the meaning set forth in the Recitals.
“Actual UPR Transfer Amount” has the meaning set forth in Section 3.1(a)(iii).
“Agreement” has the meaning set forth in the first paragraph.
“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, as trustee or executor, or otherwise).
“Alternative Accountants” has the meaning set forth in Section 3.1(a)(iv).
“Applicable Law” means any applicable order, law, statute, regulation, rule, pronouncement, ordinance, bulletin, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to the parties hereto, or any of their respective businesses, properties or assets.
“Ceding Commission” means amounts payable to the Ceding Companies by the Reinsurer equal to:
(a)    the Commission Percentage of Premiums collected by or remitted to the Reinsurer following the Effective Time, settled up as between the Parties as part of the monthly reporting pursuant to Section 3.4;
(b)    with respect to the Unearned Premium Reserve, the Commission Percentage of the Unearned Premium Reserves transferred on the UPR Transfer Date, payable as follows:
(i)    on the UPR Transfer Date, the Initial UPR Ceding Commission; and
(ii)    following determination of the final Actual UPR Transfer Amount, as determined pursuant to Section 3.1(a)(iv) below, if such final Actual UPR Transfer Amount is greater than the Initial UPR Transfer Amount, the the Commission Percentage of the UPR Adjustment, payable following receipt of the UPR Adjustment Amount from the Ceding Companies; and
(c)    the Claims Service Expenses incurred by the Ceding Companies during the term of this Agreement with respect to the Insurance Contracts, not to exceed 4.00% of the sum of Premiums collected following the Effective Time and the Unearned Premium Reserves transferred to the Reinsurer as of the UPR Transfer Date, after giving effect to the UPR Adjustment, settled up as between the Parties as part of the monthly reporting pursuant to Section 3.4.

“Claim” and “Claims” means any and all claims, requests, demands or notices made by or on behalf of policyholders, beneficiaries or third party claimants for the payment of Losses and any other amounts due or alleged to be due under or in connection with the Insurance Contracts.
“Claims Service Expenses” means unallocated loss adjustment expenses incurred by the Ceding Company in servicing the Claims under or covered by the Insurance Contracts and/or coverage actions under or covered by the Insurance Contracts including, but not limited, to, salaries and expenses of claims department employees and office and other overhead expenses.
“Closing Date” means the date hereof.
“Commercial Lines Business” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions (other than Personal Lines Business and any assumed reinsurance) issued by a Ceding Company.
“Commission Percentage” means (a) twenty percent (20%), or (b) in the event the Merger Agreement is terminated by ACP Re other than for a material breach of the Merger Agreement by Tower, twenty-five percent (25%), with any increase in the Commission Percentage taking effect as to Ceding Commissions with respect to Premiums written on or after such termination.
“Cut-Through Endorsement” means an endorsement in the form of Exhibit B attached hereto.
“Damages” means all damages, losses, liabilities and expenses (including reasonable attorneys’ fees and reasonable expenses of investigation in connection with any action, suit or proceeding).
“Effective Time” means 12:01 a.m. Eastern Time on January 1, 2014.
“Estimated Existing Contract UPR” has the meaning set forth in Section 3.1(a)(ii).
“Excluded Contracts” means such insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance as set forth or described on a schedule (the “Excluded Contract Schedule”) that will be provided by the Reinsurer to Tower on or before the end of the UPR Review Period.
“Excluded Contract Schedule” has the meaning set forth in the definition of “Excluded Contracts”.
“Existing Contracts” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto, as to the Commercial Lines Business, in-force as of the Effective Time, issued, renewed, or written by or on behalf of the Company prior to the Effective Time.
“Governmental Authority” means any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.
“Included Existing Contracts” means the Existing Contracts, except for the Excluded Contracts.
“Initial UPR Ceding Commission” means the Commission Percentage of the Initial UPR Transfer Amount.
“Initial UPR Transfer Amount” has the meaning set forth in Section 3.1(a)(ii).
“Insurance Contracts” means the Included Existing Contracts and the Subject Policies.
“Inuring Reinsurance” means all reinsurance agreements, treaties and contracts (other than this Agreement) entered into by the Ceding Companies with respect to the Insurance Contracts to the extent that such reinsurance agreements, treaties and contracts provide reinsurance coverage for the Insurance Contracts.
“Inuring Reinsurance Costs” means any ceded premium or premium deposit paid or payable by a Ceding Company for Inuring Reinsurance.
“Loss Adjustment Expenses” means expenses incurred by or on behalf of the a Ceding Company to Persons not Affiliates of any Ceding Company or employees thereof related to the investigation, appraisal, adjustment, litigation, defense or appeal of Claims under or covered by the Insurance Contracts and/or coverage actions under or covered by the Insurance Contracts but not including the Ceding Companies’ overhead, however the Ceding Company’s expenses and costs for the employed attorneys and other legal personnel of the Ceding Company or its affiliates when engaged in the defense of claims under or covered by the Insurance Contracts and/or coverage actions under or covered by the Insurance Contracts shall be included as Loss Adjustment Expenses.
“Loss Fund Account” means a separate bank account described in Article 4(h) and the Loss Fund Account Procedures.
“Loss Fund Account Procedures” shall mean those procedures attached as Exhibit D hereto.
“Losses” shall mean (i) liabilities and obligations to make payments to policyholders, beneficiaries and/or other third party claimants under the Insurance Contracts excluding, for avoidance of doubt, liabilities or assessments arising from a Ceding Company’s participation, if any, in any voluntary or involuntary pools, guaranty funds, or other types of government-sponsored or government-organized insurance funds); (ii) all Loss Adjustment Expenses including, without limitation, in each instance (A) all liabilities for consequential, exemplary, punitive or similar extra contractual damages, or for statutory or regulatory fines or penalties, or for any loss in excess of the limits arising under or covered by any Insurance Contract, and (B) court costs accrued prior to final judgment, prejudgment interest or delayed damages and interest accrued after final judgment and (iii) all Claims Servicing Expenses. Notwithstanding the foregoing, “Losses” shall not include any liabilities or obligations incurred by or on behalf of a Ceding Company (x) as a result of any grossly negligent, willful, fraudulent and/or criminal act by the Ceding Company or any of its Affiliates or any of their respective officers, directors, employees or agents following the Effective Time, or (y) under an Existing Policy for a Loss occurring prior to the Effective Time. Losses shall be net of all Inuring Reinsurance paid or payable to or for the benefit of a Ceding Company, whether or not collected by the Ceding Company.
“Merger Agreement” has the meaning set forth in the Recitals.
“Merger Sub” means the subsidiary of ACP Re that will merge with Tower pursuant to the Merger Agreement.
“MGA Agreement” has the meaning set forth in Section 6.4.
“Parties” has the meaning set forth in the first paragraph.
“Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, estate, unincorporated organization, Government Authority or other entity.
“Personal Lines Business” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions for personal automobile liability and personal physical damage, homeowners, personal excess and personal umbrella coverage issued by the Ceding Companies.
“Premium(s)” means all gross written premium(s), considerations, deposits, premium adjustments, fees and similar amounts related to the Insurance Contracts, less cancellation and return premiums.
“Premium Bordereaux” has the meaning set forth in Section 3.4.
“Reinsurer” has the meaning set forth in the first paragraph.
“Subject Policies” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions as to the Commercial Lines Business issued by the Ceding Companies or any Ceding Company following the Effective Time pursuant to the Underwriting Guidelines or pursuant to written consent of the Reinsurer.
“Taxes” (or “Tax” as the context may require) means all United States federal, state, county, local, foreign and other taxes (including, without limitation, income taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital property taxes and import duties), and includes interest, additions to tax and penalties with respect thereto, whether disputed or not.
“Tower” has the meaning set forth in the Recitals.

“Underwriting Guidelines” means the underwriting and eligibility guidelines and procedures in effect as of the date hereof, without any change unless consented to in writing by the Reinsurer. On and after the date hereof, upon at least five (5) days written notice to Tower, the Reinsurer may make such changes to the Underwriting Guidelines as it shall determine in its sole discretion; provided that no such change shall require the Ceding Companies to issue a new product or to change their existing commission structure.
“Unearned Acquisition Costs” means an amount equal to the actual out-of-pocket expenses incurred by the Ceding Companies, attributable solely to the unearned portion of Premiums paid or payable prior to, on or after the Effective Time on the Included Existing Contracts, to persons who are not Affiliates of the Ceding Companies to acquire the Included Existing Contracts, including all commissions and brokerage payments and any adjustments thereto.
“Unearned In-Force Inuring Reinsurance Costs” means an amount equal to the unearned portion (calculated using the daily pro rata method) of any premium or premium deposit paid or payable by the Ceding Companies prior to, on or after the Effective Time for Inuring Reinsurance attributable to the Included Existing Contracts that shall not have been paid by the Reinsurer or one of its Affiliates.
“Unearned Premium Reserves” means the gross liability as of the Effective Time for the amount of collected Premium corresponding to the unexpired portion of all Included Existing Contracts, less the corresponding Unearned Acquisition Costs and Unearned In-Force Inuring Reinsurance Costs on such collected Premium, in each case calculated using the daily pro rata method in a manner consistent with the Ceding Companies’ quarterly financial statements dated as of September 30, 2013, prepared in accordance with statutory accounting practices and subject to any applicable Premium, commission or brokerage adjustments prior to or after the Effective Time pursuant to the underlying terms and conditions of any Insurance Contract or agent or broker contract related thereto, which adjustments shall be accounted for and settled as between the Parties as part of the monthly reporting pursuant to Section 3.4.
“UPR Review Period” means the period beginning on the Closing Date and ending on 11:59 p.m. on the tenth business day following the Closing Date.
“UPR Transfer Date” has the meaning set forth in Section 3.1(a)(ii)
“UPR True Up Report” has the meaning set forth in Section 3.1(a)(iii).
“UPR Adjustment” has the meaning set forth in Section 3.1(a)(v).

ARTICLE 2
BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1    Underwriting of Subject Policies; Identification of Excluded Contracts.
(a)    Each Ceding Company agrees that each Subject Policy reinsured hereunder shall be underwritten in all respects in accordance with the Underwriting Guidelines in effect as of the date of issuance of such Subject Policy or approved in writing by the Reinsurer. The Ceding Company shall be entitled to issue a Cut-Through Endorsement (i) on or after the Effective Time, as to each Subject Policy and (ii) following the end of the UPR Review Period, as to each Existing Contract with respect to Losses occurring after the Effective Time. Any interest of the Ceding Companies in renewal rights and expirations relating to the Insurance Contracts shall be retained by the Ceding Companies.
(b)    During the UPR Review Period, the Ceding Companies shall provide the Reinsurer access to such records, reports and information with respect to the Unearned Premium Reserve and Existing Contracts for the purpose of determining the Existing Contracts, which are Excluded Contracts. On or before the end of the UPR Review Period, the Reinsurer shall provide the Ceding Companies a list of Excluded Contracts.
Section 2.2    Insurance Contracts.
(a)    From and after the Effective Time, each Ceding Company hereby cedes, and the Reinsurer hereby assumes, one hundred percent (100%) of all Losses (a) for which such Ceding Company is liable in respect of the Subject Policies, and (b) occurring following the Effective Time for which such Ceding Company is liable in respect of Included Existing Contracts.
(b)    In the event the Reinsurer makes an indemnity payment on behalf of an Ceding Company directly to any policyholder, insured or third party pursuant to any Insurance Contract that pays, in full or in part, a Loss, cost or expense under such Insurance Contract, such payment satisfies and extinguishes any and all obligation of the Reinsurer hereunder to indemnify a Ceding Company for such Loss, cost or expense to the extent of such payment. In no event shall the Reinsurer be obligated hereunder to indemnify with respect to any Loss, cost or expense under an Insurance Contract for an amount in excess of such Loss, cost or expense.
(c)    In the event that the unearned premium reserve of the Ceding Companies with respect to the Excluded Contracts is more than forty percent (40%) of the unearned premium reserve of the Ceding Companies with respect to the Existing Contracts, in each case as of the Effective Time and as reasonably determined by the Ceding Companies in accordance with the definition of Unearned Premium Reserves, the Ceding Companies may, upon written notice to the Reinsurer delivered within ten (10) business days of Tower’s receipt of the Excluded Contracts Schedule, elect to exclude all Existing Contracts from this Agreement, in which case there shall be no Included Existing Contracts.
ARTICLE 3
PAYMENTS, OFFSET, AND SECURITY

Section 3.1    Premium.
(a)    Unearned Premium Reserves and Premiums.
(i)    As full premium for the Included Existing Contracts ceded under this Agreement, the Ceding Companies shall transfer to the Reinsurer (A) all of the Unearned Premium Reserves held by the Company relating to such ceded business, net of Ceding Commission, and (B) all Premiums collected by or on behalf of the Ceding Companies on account of the Included Existing Contracts on or after the date hereof, to the extent unearned as of the date hereof.
(ii)    Unless an election to exclude Existing Contracts shall have been made pursuant to Section 2.2(c), on the eleventh (11th) business day following the delivery of the Excluded Contract Schedule (the “UPR Transfer Date”), the Ceding Companies shall remit to the Reinsurer by wire transfer of immediately available funds an amount (the “Initial UPR Transfer Amount”) equal to the Ceding Companies’ reasonable estimate of the Unearned Premium Reserves for the Included Existing Contracts as of the Effective Time, net of the Initial UPR Ceding Commission and net of uncollected premium balances due on such Unearned Premium Reserves.
(iii)    Within ninety (90) days following the UPR Transfer Date, Tower shall recalculate the amounts specified in Section 3.1(a)(ii) considering the post-UPR Transfer Date information available to the Parties (such calculations resulting in the calculation of the “Actual UPR Transfer Amount”) and, if different from the Initial UPR Transfer Amount, Tower shall send to the Reinsurer its computation of the Actual UPR Transfer Amount together with its work papers used to compute the same (the “UPR True Up Report”). In the event of the failure of Tower to deliver the UPR True Up Report within the time period specified herein, the Reinsurer shall be entitled to prepare and deliver to Tower the UPR True Up Report within one hundred eighty (180) days following the UPR Transfer Date. Tower shall consult with the Reinsurer in the course of preparing the UPR True Up Report and shall afford the Reinsurer and its designees access to the Ceding Companies’ books and records in accordance with Section 3.4(d) until the final Actual UPR Transfer Amount and the UPR Adjustment are finally determined pursuant to this Section 3.1(a).
(iv)    Within ten (10) days following Tower’s or the Reinsurer’s, as applicable, receipt of the UPR True Up Report, the Parties shall confer in good faith with regard to the Actual UPR Transfer Amount and, if necessary, an appropriate adjustment shall be made to the amounts due or payable pursuant to this Section 3.1(a) as agreed upon by the Parties. If the Parties are unable to agree on the Actual UPR Transfer Amount within twenty (20) days of Tower’s receipt of the UPR True Up Report, “Alternative Accountants,” whose decision on the matter shall be binding on the Parties, shall be designated by agreement between Tower and the Reinsurer. If the Parties fail to agree on the selection of the Alternative Accountants, the Alternative Accountants shall be selected by mutual agreement of each of Tower’s and the Reinsurer’s outside independent auditors. The Alternative Accountants shall conduct such analysis as they deem appropriate, during a period not to exceed thirty (30) days after they are selected, to determine the amounts which they conclude should have been reflected in the UPR True Up Report and shall issue their decision (which shall be rendered in writing and shall specify the reasons for the decision) within fifteen (15) days after the conclusion of their analysis. The Alternative Accountants’ decision shall include a determination of the Actual UPR Transfer Amount, the amounts which they have determined should be used for the UPR True Up Report and a determination of the UPR Adjustment (as that term is defined in Section 3.1(a)(v)) due to the Reinsurer or the Ceding Companies, as the case may be. Each Party shall make available to the other Party and the Alternative Accountants such work papers as may be reasonably necessary to calculate the Actual UPR Transfer Amount and UPR Adjustment under this Section 3.1(a)(iv). No Party shall have any ex parte discussions or communications, directly or indirectly, with the Alternative Accountants regarding the subject matter of a dispute arising under this Section 3.1(a)(iv), unless the Party seeking such discussions or communications first obtains the other Party’s written consent to such ex parte contact with the Alternative Accountants. For the avoidance of doubt, in the event of any dispute with respect to the UPR True Up Report, such dispute shall be governed by this Section 3.1(a)(iv) and the procedures set forth herein, and not by the provisions of Section 12.4..
(v)    On the fifth (5th) business day following the mutual written agreement of Tower and the Reinsurer to, or the determination by the Alternative Accountants of, the final Actual UPR Transfer Amount, if the premium required under this subsection (a) using such final Actual UPR Transfer Amount exceeds the Initial UPR Transfer Amount, the Ceding Companies shall remit funds to the Reinsurer equal to the difference, and if the premium so calculated is less than the Initial UPR Transfer Amount, the Ceding Companies shall be paid such difference by the Reinsurer, net of the Ceding Commission paid on such difference (the amount so transferred being herein called the “UPR Adjustment”).
(b)    Subject Policies. As premium for the Subject Policies ceded under this Agreement, each Ceding Company shall pay to the Reinsurer one hundred percent (100%) of the Premiums collected that are attributable to the Subject Policies for coverage following the Effective Time, less Inuring Reinsurance Costs.
(c)    Ceding Commission. The Reinsurer shall pay the Ceding Commission with respect to the collected Premium.
Section 3.2    Offset Rights.
Each Party shall have, and may exercise at any time and from time to time, the right to offset any balance or balances due to the other Parties arising under this Agreement, and regardless of whether on account of Losses, Premiums, Ceding Commission or Inuring Reinsurance Costs, related to or arising under the Insurance Contracts; provided, however, that in the event of the insolvency of a Party hereto or any of its Affiliates, offsets shall only be allowed in accordance with the provisions of Applicable Law.

Section 3.3    Premiums for Insurance Contracts
(a)    The Reinsurer is authorized to collect Premiums for the Insurance Contracts from policyholders and producers of a Ceding Company and may deposit such Premiums directly into one or more accounts designated by, and issued in the name of, the Reinsurer. The Ceding Companies shall direct policyholders and producers to make all Premium payments payable with respect to Insurance Contracts directly to Reinsurer. To the extent any Premiums are collected directly by a Ceding Company, such Ceding Company shall so advise the Reinsurer and shall promptly remit them to the Reinsurer. Provided that the Reinsurer properly funds the Loss Fund Account in accordance with Section 4(h), such remittance shall be without any reduction or offset for any Ceding Commission or Losses due to any Ceding Company or any amount due Tower or any of its Affiliates. The Reinsurer and the Ceding Companies agree to maintain accounting and operational records and books in adequate detail so as to identify the specific Insurance Contracts and policyholders of the Ceding Companies with respect to all collected Premiums and to report Premiums collected in accordance with Section 3.4(a).
(b)    The Reinsurer shall: (i) timely pay any return premium, coming due under the Insurance Contracts; or (ii) pursuant to the next monthly settlement pursuant to Section 3.4, reimburse a Ceding Company for any of the foregoing amounts that are instead paid by such Ceding Company, net of the amount of Ceding Commission paid upon any such return premium. Ceding Company shall reimburse the Reinsurer for any Ceding Commission on return premium paid by Reinsurer.
(c)    Notwithstanding the foregoing, the Parties recognize that Premium is remitted to the Ceding Companies by producers net of commissions due and that in such case only net Premium shall be remitted to the Reinsurer.
Section 3.4    Reports and Remittances.
(a)    The Parties shall conduct monthly settlements based upon monthly bordereaux to be provided by or on behalf of the Ceding Companies evidencing the amount due or to be due in a form, and containing such detail, as is agreed to by the Parties. Each Party shall pay or credit in cash or its equivalent to the other all net amounts for which it may be liable under the terms and conditions of this Agreement within ten (10) days after receipt of each Premium Bordereaux and Inuring Reinsurance report. In connection with such monthly settlement the Ceding Companies shall:
(i)    With regard to the Insurance Contracts and Cut-Through Endorsements, furnish to Reinsurer, in an electronic format the following:
(1)    The Ceding Companies will prepare and submit to the Reinsurer a detailed and itemized monthly statement (the “Premium Bordereaux”) of (a) all Premiums written and Premium adjustments (whether additional or returned), (b) Premiums collected by the Ceding Company, (c) based on information provided by Reinsurer no later than the 10th day of each month (a “Premiums Collection Report”), Premiums collected by Reinsurer, and (c) Ceding Commissions payable, Ceding Commission adjustments and Ceding Commissions paid or collected by the Ceding Companies with respect to all business and transactions effective in that month no later than the 15th day of the subsequent month; provided that if reasonably required by Reinsurer, Ceding Companies shall provide the information described above and the accounts receivable aging described in subsection (ii) more frequently than monthly to the extent it is commercially practicable for them to do so.
(2)    The Ceding Companies will provide a monthly account current report (the “Account Current”) to the Company no later than the 15th day of the subsequent month. The Account Current will include the following information on a per Policy basis as of the end of the given month:

a)	Policy Number;

b)	Insured;

c)	Policy Effective Date;

d)	Expiration Date;

e)	Transaction Type;

f)	Written Premium for the month;

g)	Commission respective of the written Premium noted above and payable to agents and producers unaffiliated with the Ceding Companies;

h)	Policy fee payable to persons unaffiliated with the Ceding Companies (if applicable);

i)	Claims paid;

j)	Loss Adjustment Expenses paid;

k)	Surcharges/Tax (if applicable);

l)	Net Amount Due to the Reinsurer;

m)	Outstanding balance owed to the Ceding Companies; and

n)	Installment plan and premium billed (if applicable)

(ii)    Based upon the Premium Bordereaux delivered each month, the Ceding Companies will provide the Reinsurer with a monthly accounts receivable aging by Policy with such report to be received by Reinsurer within thirty (30) days of the end of the month for which the report has been prepared.
(iii)    The Ceding Companies will provide Reinsurer a monthly report of underwriting activity. Such report shall include:
(1)    Total Premium Written;
(2)    Policies issued by named insured, including premium;
(3)    Cut-Through Endorsements issued by named insured and policy number;
(4)    A pricing report split by new and renewal business, including all pricing information; and
(iv)    The Ceding Companies will prepare and submit to the Reinsurer a detailed and itemized monthly statement (the “Claims Bordereaux”) of all required Claims statistical information including, but not limited to, Claims and Loss Adjustment Expenses paid and outstanding reserves no later than the 15th day of the subsequent month.
(v)    The Ceding Companies will prepare and submit to the Reinsurer a detailed and itemized monthly statement of premiums ceded pursuant to Inuring Reinsurance, outstanding obligations to pay such ceded premium and such ceded premium paid in each case by assuming reinsurer and treaty or agreement relating to the Inuring Reinsurance, including, if Reinsurer shall provide such information to the Ceding Companies on or before the 10th day of the month, any ceded premium paid by the Reinsurer .
From time-to-time upon reasonable written notice by Reinsurer to the Ceding Companies, Reinsurer may replace, modify or amend the procedures and reporting requirements set forth in (i) through (iv) above in good faith in order to facilitate efficient performance by the Parties of their respective obligations under this Agreement .
(b)    The Ceding Companies and the Reinsurer shall furnish each other with such records, reports and information with respect to the Unearned Premium Reserve, the Actual UPR Transfer Amount, Loss Adjustment Expenses, Losses, Claims and the reinsurance contemplated hereby as may be reasonably required by the other Party to comply with any internal reporting requirements or reporting requirements of any Governmental Authority, to prepare and complete such Party’s quarterly and annual financial statements or to calculate the final Actual UPR Transfer Amount and any UPR Adjustment.
(c)    If any Ceding Company or the Reinsurer receives notice of, or otherwise becomes aware of, any inquiry, investigation, proceeding, from or at the direction of a Governmental Authority, or is served or threatened with a demand for litigation, arbitration, mediation or any other similar proceeding relating to the Insurance Contracts, such Ceding Company or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner in light of all the relevant business, regulatory and legal facts and circumstances.
(d)    Each Party shall have the right, through authorized representatives and upon reasonable advance notice during normal business hours, to periodically audit and inspect all books, records, and papers of the other Party solely in connection with (i) the Insurance Contracts and any reinsurance hereunder or claims in connection therewith, (ii) the performance of the claims, underwriting and other administration services pursuant to Article 4, and (iii) the determination of the Actual UPR Transfer Amount and the UPR Adjustment. All such audits or inspections conducted by Reinsurer through its authorized representatives shall include claim systems and imaged document access, both on-site and remote. Reinsurer may appoint any Person it deems necessary to conduct such audits or inspections. Each Party shall treat the other Party’s books, records, and papers in confidence. A Party shall be permitted to conduct such audits relating to subsections (i) and (ii) above no more frequently than semi-annually.
Section 3.5    Collateral for Ceded Losses.
Without limiting the Reinsurer’s other obligations under this Section 3.6, in the event pursuant to Applicable Law of any state of the United States of America or the District of Columbia having jurisdiction over a Ceding Company, such Ceding Company is no longer able to take full reserve credit on its statutory financial statements for the reinsurance ceded to the Reinsurer without qualifying collateral therefor, the Reinsurer shall promptly agree to modifications to this Agreement so that the Reinsurer shall provide collateral for its obligations hereunder in the amount and form necessary for such Ceding Company to take full reserve credit on its statutory financial statements for the reinsurance provided hereunder on terms and conditions reasonably satisfactory to such Ceding Company and Reinsurer and in accordance with Applicable Law.
ARTICLE 4
CLAIMS, UNDERWRITING AND OTHER ADMINISTRATION
(a)    The Reinsurer may, at any time, assume authority from the Ceding Companies in all matters relating to the administration of the Insurance Contracts and any Claims thereunder, including but not limited to the authority (i) to pay and adjust Claims on behalf of such Ceding Company, (ii) to communicate directly with policyholders and to collect on behalf of such Ceding Company unpaid Premiums that relate solely to the Insurance Contracts, and (iii) to handle the placement, production, underwriting, service and management of the Insurance Contracts, including without limitation the authority to (A) solicit, accept and receive submissions for Insurance Contracts or renewals of Insurance Contracts; (B) secure, at its own expense, reasonable underwriting information through reporting agencies or other appropriate sources relating to each submission; (C) issue, renew and countersign. Insurance Contracts and endorsements related thereto; (D) collect and receipt for the premiums on Insurance Contracts; (E) calculate and pay producer commissions, countersignature fees, inspection fees, loss prevention expenses, and all other expenses directly related to the production, underwriting and administration of the business subject to this Agreement, (F) adjust and settle claims under the Insurance Contracts; (G) set and establish loss reserves for the Insurance Contracts; and (H) any and all other acts or duties that would otherwise be performed by such Ceding Company necessary and appropriate to the Insurance Contracts, to the extent such authority may be granted pursuant to Applicable Law and the Reinsurer, or one or more of the Reinsurer’s Affiliates designated by the Reinsurer, shall perform all such functions as outlined herein. In exercising such authorities, the Reinsurer or any such Affiliate may delegate the performance of any duty described above to a third party; provided that no such delegation shall relieve the Reinsurer of its obligations hereunder. Subject to the forgoing limitation, effective as of the Effective Time, in furtherance of Reinsurer’s right to assume authority for administration of Insurance Contracts, each Ceding Company hereby appoints the Reinsurer as its attorney-in-fact with respect to the rights, duties and privileges and obligations of such Ceding Company in and to the Insurance Contracts, with full power and authority to act in the name, place and stead of such Ceding Company with respect to such contracts, including without limitation, the power to service such contracts, to adjust, defend, settle and to pay all Claims, to recover salvage and subrogation for any losses incurred and to take such other and further actions as may be necessary or desirable to effect the transactions contemplated by this Agreement, provided, that the Reinsurer covenants to exercise such authority in a professional manner and to use the same level of care as is used in administering the Reinsurer’s other insurance business. In furtherance of such assumption of authority, each Ceding Company grants full authority to the Reinsurer to adjust, settle or compromise all Losses hereunder, and all such adjustments, settlements and compromises shall be binding on such Ceding Company. In connection with any such assumption of authority, each Ceding Company agrees to cooperate fully with the Reinsurer in any transfer of administration, and the Reinsurer agrees to be responsible for such administration.
(b)    On and after the Effective Time, each Ceding Company will provide prompt notice to the Reinsurer or its designee of all Claims (i) described on Exhibit C attached hereto, (ii) in excess of policy limits or (iii) that are extra-contractual in nature (but only to the extent such Claims are not otherwise known or reported to the Reinsurer or any of its Affiliates).
(c)    A Ceding Company shall not (i) establish any Claim reserve or (ii) enter into any settlement at or above $100,000 without the written consent of Reinsurer, which shall not be unreasonably denied, delayed or conditioned.
(d)    A Ceding Company shall not issue any coverage declination outside the ordinary course of business to either the named insured or any party who seeks additional insured coverage under the named insured’s policy, unless supported by a coverage opinions with the adjuster’s notice report and the written consent of Reinsurer, which shall not be unreasonably denied, delayed or conditioned; provided that upon five (5) days written notice from the Reinsurer to a Ceding Company, the Reinsurer may require that all coverage declinations in the ordinary course of business shall be subject to this sentence. All other coverage questions must be reviewed and approved by Reinsurer in writing prior to providing any notification to an insured.
(e)    A Ceding Company shall not commence any declaratory judgment action without the prior written consent of Reinsurer, which shall not be unreasonably denied, delayed or conditioned.
(f)    Subject to Paragraph (a) of this Article 4, each Ceding Company or its designated Affiliate will administer, investigate and defend, as applicable, each Claim under any Subject Policy issued by it. At the request of the Reinsurer or such designee, the applicable Ceding Company will jointly associate with the Reinsurer, at the expense of the Reinsurer, in the defense or control of any Claim, suit or proceeding involving this reinsurance, and such Ceding Company shall cooperate with the Reinsurer or such designee in every respect to procure the most favorable disposition of such claim, suit or proceeding.
(g)    The Ceding Companies shall maintain sufficient resources and adequate staffing levels of personnel with appropriate experience to administer the Insurance Contracts in a professional manner and shall administer the Insurance Contracts in accordance with all Applicable Laws.
(h)    To facilitate the payment of Claims and Loss Adjustment Expenses, the Parties agree to use a Loss Fund Account upon the terms provided in this Agreement and the Loss Fund Account and Data Reporting Procedures set forth on Exhibit D attached hereto (the “Loss Fund Account Procedures”). From time-to-time upon reasonable written notice by Reinsurer to the Ceding Companies, Reinsurer may replace, modify or amend the Loss Fund Account Procedures in good faith in order to facilitate efficient performance by the Parties of their respective obligations under this Agreement. The funds deposited into such account shall at all times remain exclusive property of the Reinsurer. The Loss Fund Account shall be funded exclusively by the Reinsurer. The Ceding Companies shall have no obligation to advance its own funds for the payment of Claims or Loss Adjustment Expenses.
(i)    The Ceding Companies shall cancel Policies as to which Premium is overdue pursuant to its customary practices unless otherwise directed in writing by Reinsurer; provided that any such cancellation shall be in accordance with Applicable Law.
(j)    Reinsurer may assign employees of Reinsurer or one of its Affiliates to the appropriate offices of any Tower Affiliate for purposes of monitoring claims administration, underwriting of Insurance Contracts and issuance of Cut-Through Endorsements. Tower shall make or cause one of its Affiliates to make space available, including a private office or conference room and, where provided to employees of Tower Affiliates, adequate parking spaces, to such assigned employees as well as internet and phone access, at no cost to Reinsurer.
ARTICLE 5
REGULATORY MATTERS

At all times during the term of this Agreement, the Ceding Companies and the Reinsurer shall hold and maintain all licenses and authorizations required under Applicable Law and otherwise take all actions that may be necessary to perform its obligations hereunder.
ARTICLE 6
DUTY OF COOPERATION & INDEMNITY; REINSURANCE; MGA
Section 6.1    Cooperation.
Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.
Section 6.2    Indemnity
This Agreement is an agreement for indemnity reinsurance solely between the Ceding Companies and the Reinsurer and, except as otherwise provided in the Cut-Through Endorsements, shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Ceding Companies.
Section 6.3    Reinsurance
Without written consent of the Reinsurer (which consent may be withheld in Reinsurer’s sole discretion), the Ceding Companies shall not terminate, modify or acquire Inuring Reinsurance. The Reinsurer may notify in writing the Ceding Companies as to Inuring Reinsurance that (a) it desires to be terminated, modified or acquired by the Ceding Companies and/or (b) under which the Reinsurer desires to become a reinsured with respect to the Subject Business, and the Ceding Companies shall cooperate with the Reinsurer and use commercially reasonable efforts requested by the Reinsurer to so terminate, modify or acquire Inuring Reinsurance and/or cause the Reinsurer to become a reinsured thereunder.
Section 6.4    Substitution of Managing General Agency
The Ceding Companies agree that, at the request of the Reinsurer, the parties shall enter into a managing general agency agreement (the “MGA Agreement”) by which the Ceding Companies or a designated affiliate shall act as the managing general agent for Reinsurer and its affiliates with respect to Subject Business. The MGA Agreement shall provide, to the extent possible, for the payment of a commission to the managing general agent, which provides for equivalent economic benefit as the Ceding Commission provides. The Agreement shall further provide that the managing general agent shall retain the renewal rights to the Subject Business.
ARTICLE 7
INSOLVENCY
In the event of the insolvency of a Ceding Company, this reinsurance as to Insurance Contracts issued by such Ceding Company shall be payable directly to such Ceding Company or its liquidator, receiver, conservator or statutory successor on the basis of the amount of the claims allowed in the insolvency proceeding without diminution because of the insolvency of such Ceding

Company or because the liquidator, receiver, conservator or statutory successor of such Ceding Company has failed or is unable to pay all or a portion of a claim, except where (a) this Agreement specifically provides another payee of such reinsurance in the event of such Ceding Company’s insolvency, provided that this exception shall only apply to the extent that the reinsurance proceeds due such payee are actually paid by the Reinsurer, or (b) the Reinsurer, with the consent of the direct insured or insureds, has assumed such policy obligations of such Ceding Company as direct obligations of the Reinsurer to the payees under such policies and in full and complete substitution for the obligations of such Ceding Company to such payees. It is agreed, however, that the liquidator, receiver, conservator or statutory successor shall give written notice to the Reinsurer of the pendency of a claim against such Ceding Company indicating the Subject Policy which involves a possible liability on the part of the Reinsurer within reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership and that, during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to such Ceding Company or its liquidator, receiver, conservator or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable, subject to the Court’s approval, against such Ceding Company as part of the expense of the conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to such Ceding Company solely as a result of the defense undertaken by the Reinsurer.
ARTICLE 8
REGULATORY APPROVALS
The Ceding Companies and the Reinsurer shall submit all necessary registrations, filings and notices with, and obtain all necessary consents, approvals, qualifications and waivers from, all Governmental Authorities and other parties which may be required under Applicable Law as a result of the transactions contemplated by, or to perform its respective obligations under, this Agreement. The Parties agree that where formal approval is required by any Governmental Authority, this Agreement shall not be effective as to any and all Insurance Contracts to be reinsured hereunder in such jurisdiction until such approval is obtained. Notwithstanding the foregoing, this Agreement shall apply to all Insurance Contracts issued or to be issued in a particular jurisdiction to the extent that the Parties have agreed that no such approvals are required (including, specifically, the approval of the issuance of the Cut-Through Endorsements) or such polices are issued by or at the direction or request of the Reinsurer.
ARTICLE 9
DURATION
This Agreement shall terminate on the first anniversary of the date hereof and shall not otherwise be subject to termination except (i) by written agreement between Reinsurer and the Ceding Companies on the date indicated by such agreement, after receipt of any required approval from Government Authorities, (ii) by written notice by the Reinsurer to the Ceding Companies following the termination of the Merger Agreement, (iii) upon the execution of the MGA Agreement, (iv) ten (10) days following written notice by Reinsurer to the Ceding Companies, if any Ceding Company shall fail to remit to Reinsurer any Premium collected by such Ceding Company, unless such Premium is remitted within such ten (10) day period, (v) thirty (30) days following written notice by Reinsurer or the Ceding Companies, on the one hand, to the Ceding Companies or Reinsurer, on the other hand, if the Party receiving such notice shall default in the performance of any of its material obligations hereunder (other than the default described in subsection (iv)), unless such default, if curable, is cured within such thirty (30) day period and (vi) upon the expiration of all liability on all Insurance Contracts and the complete performance by Reinsurer and the Ceding Companies of all obligations and duties arising under this Agreement; provided that, unless otherwise agreed by the Parties, following termination of this Agreement pursuant to clauses (ii) through (vi) above, no further Subject Business will be ceded to Reinsurer, no Ceding Company will issue further Cut-Through Endorsements, Reinsurer shall remain liable hereunder with respect to Insurance Contracts issued prior to such termination and Ceding Companies shall remain obligated to service, administer and manage the Insurance Contracts and Claims thereunder in accordance with the terms of this Agreement.
ARTICLE 10
FOLLOW THE FORTUNES
The Reinsurer’s liability shall attach simultaneously with that of each Ceding Company and shall be subject in all respects to the same risks, original terms and conditions, interpretations, waivers, and to the same cancellation of the Insurance Contracts as such Ceding Company is subject to, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies, follow the fortunes and follow the settlements of such Ceding Company.
ARTICLE 11
INDEMNIFICATION
Section 11.1    Indemnification.
(a)    Subject to the provisions of this Agreement, each Ceding Company agrees to indemnify and hold the Reinsurer and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages resulting from or relating to a breach by such Ceding Company of any covenant or agreement of such Ceding Company in this Agreement and to be performed post-Closing.
(b)    Subject to the provisions of this Agreement, the Reinsurer agrees to indemnify and hold each Ceding Company and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages, resulting from or relating to a breach by the Reinsurer of any covenant or agreement of the Reinsurer in this Agreement.

ARTICLE 12
MISCELLANEOUS

Section 12.1    Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:
(a)    If to a Ceding Company, to:
Tower Group International, Ltd.
120 Broadway (31st fl)
New York, NY 10271
Attention: Bill Hitselberger
Facsimile: (212) 202-3987
E-mail: bhitselberger@twrgrp.com

or to such other person or address as the Ceding Company shall furnish to the Reinsurer in writing.
(b)    If to the Reinsurer, to:

Technology Insurance Company, Inc.
59 Maiden Lane, 43rd fl
New York, NY 10038
Attn:    Stephen Ungar, Esq.
Facsimile No.: (212) 220-7130
E-mail: Steve.Ungar@amtrustgroup.com

or to such other person or address as the Reinsurer shall furnish to the Ceding Companies in writing.
If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any Party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

Section 12.2    Assignment; Parties in Interest.
(a)    Assignment. Except as expressly provided herein, the rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Party.

(b)    Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Except as provided in Section 11.1, nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement (other than pursuant to a Cut-Through Endorsement).
Section 12.3    Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have under Applicable Law or in equity.
Section 12.4    Governing Law; Venue. This Agreement shall be construed and interpreted according to the internal laws of the State of New York excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The Parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts sitting in New York, New York, each Party hereby submitting to the personal jurisdiction thereof, and the Parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 12.1 shall be deemed properly served and accepted for all purposes.
Section 12.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 12.6    Entire Agreement; Merger. This Agreement, and any exhibits, schedules and appendices attached hereto and thereto together constitute the final written integrated expression of all of the agreements among the Parties with respect to the subject matter hereof and is a complete and exclusive statement of those terms, and supersede all prior or contemporaneous, written or oral, memoranda, arrangements, contracts and understandings between the Parties relating to the subject matter hereof. No addition to or modification of any provision of this Agreement shall be binding upon either Party unless embodied in a dated written instrument signed by both Parties.
Section 12.7    Exhibits and Schedules. All exhibits, schedules and appendices are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement.
Section 12.8    Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
Section 12.9    Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Law or regulations, that provision shall not apply and shall be omitted to the extent so contrary, prohibited, or invalid; but the remainder of this Agreement shall not be invalidated and shall be given full force and effect insofar as possible.
Section 12.10    Expenses. Regardless of whether or not the transactions contemplated in this Agreement are consummated, each of the Parties shall bear their own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.
Section 12.11    Currency. The currency of this Agreement and all transactions under this Agreement shall be in United States Dollars.
Section 12.12    Separate Agreements. This Agreement shall be considered to be a separate agreement between each Ceding Company and the Reinsurer, and all accountings and settlements shall be on a Ceding Company-by-Ceding Company basis.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above .

CEDING COMPANIES:

TOWER INSURANCE COMPANY OF NEW YORK

By /s/ Elliot Orol

Title SVP

CASTLE POINT NATIONAL INSURANCE COMPANY

By /s/ Elliot Orol

Title SVP

TOWER NATIONAL INSURANCE COMPANY

By /s/ Elliot Orol

Title SVP

HERMITAGE INSURANCE COMPANY

By /s/ Elliot Orol

Title SVP

CASTLE POINT FLORIDA INSURANCE COMPANY

By /s/ Elliot Orol

Title SVP

Signature Page

KODIAK INSURANCE COMPANY

By /s/ Elliot Orol

Title SVP

NORTH EAST INSURANCE COMPANY

By /s/ Elliot Orol

Title SVP

YORK INSURANCE COMPANY OF MAINE,

By /s/ Elliot Orol

Title SVP

MASSACHUSETTS HOMELAND INSURANCE COMPANY,

By /s/ Elliot Orol

Title SVP

PRESERVER INSURANCE COMPANY

By /s/ Elliot Orol

Title SVP

CASTLE POINT INSURANCE COMPANY,

By /s/ Elliot Orol

Title SVP

REINSURER:

TECHNOLOGY INSURANCE COMPANY, INC.

By /s/ Stephen Ungar

Title Senior VP, Secretary and General Counsel

Exhibit A

[Intentionally Omitted]

Exhibit A

Exhibit B
Endorsement No. __

CUT-THROUGH ENDORSEMENT

This Endorsement is made by and between Technology Insurance Company, Inc. (the “Reinsurer”) and [Tower Affiliate] (the “Company”) for the benefit of the Insured named below with regard to Policy No. ___ issued by the Company, to the Insured named below (the “Policy”)

Effective Date of This Endorsement:__________

Effective Date of Policy:___________

Name Insured:__________

The Reinsurer and the Company agree as follows:

In the event that the Company is declared insolvent by a court of competent jurisdiction and is unable to pay a loss(es) under the Policy occurring on or after the Effective Date of this Endorsement (a “Covered Loss”), (A) the Reinsurer will be liable to the Insured for such Covered Loss and will make payment directly to the Insured, subject to the terms, limits and conditions contained in the Policy, (B) the Reinsurer shall be subrogated to all rights of the Insured and the Company to the extent of such payment, and (C) the Insured will have a direct right of action against the Reinsurer for amounts payable under the Policy with respect to such Covered Loss.

New York, NY                    New York, NY

This __ day of ___, 2014                This __ day of __, 2014

[TOWER AFFILIATE]	TECHNOLOGY INSURANCE COMPANY, INC.

By:__________________________            By:________________________

Title:_________________________         Title:_______________________

Exhibit B

Exhibit C

Reported Claims

Each Ceding Company will provide prompt notice via electronic transmission (or as otherwise directed by Reinsurer) to the Reinsurer or its designee of all Claims where or in connection with:

1. The total loss reserve is $250,000 or greater;

2. amputations requiring a prosthesis;

3. brain damage affecting mentality or central nervous system (such as permanent disorientation, behavior disorder, personality change, seizures, motor deficit, inability to speak, hemiplegia or unconsciousness);

4. blindness;

5. burns (a) of the 3rd degree involving over 30% of body, (b) of the 2nd degree involving 50% of the body or (c) that are electrical and involve any of the following: internal injury, amputations, spinal cord damage and brain injury;

6. multiple fractures involving one or more members or non-union;

7. fracture of both heels (bilateral oscalis fractures);

8. massive internal injury affecting body organs;

9. any injury resulting in permanent total disability;

10. fatalities;

11. any other serious injury;

12. each claim or loss where there is continuous lost time in excess of four (4) years and which has not been previously reported to Reinsurer;

13. receipt of any suit or demand that seeks extra-contractual damages;

14. the following injuries are identified: fatalities, brain injury damage affecting mentality or central nervous system, spinal cord injury involving loss of mobility, significant burns or massive internal injury;

15. such Claims are reported 60 days or longer after the date of Loss;

Exhibit C

16. any reported fire Loss (a) when the total insured value of the structure is more than $5,000,000, (b) when a cause and origin investigator is appointed or (c) when the policy involves financial Losses; and

17. any suspected fraudulent Claim or Loss due to fraud.

Exhibit D

Loss Fund Account Procedures

In addition to the direction expressly set forth in the Agreement, the Ceding Companies (collectively, the “Claims Administrator”) agree to comply with the following procedures (the “Loss Fund Account Procedures”). In the event of any conflict between the Loss Fund Account Procedures and the Agreement, the Agreement shall govern.

Where the following procedure directs Claims Administrator to report to Reinsurer, such report should be directed to a person to be designated in writing by the Reinsurer.

I.	CLAIM LOSS FUND ACCOUNT PROCEDURES

A.
Reinsurer will fund the Claim Loss Fund Account. The Claim Loss Fund Account will be funded in an amount that the Claims Administrator and Reinsurer agree is necessary for the purpose of paying Claims and Loss Adjustment Expenses under the Subject Policy(ies).

B.
The Loss Fund Account will be established by the Claims Administrator in Reinsurer’s name; will be funded by Reinsurer; and will be administered, monitored and maintained by the Claims Administrator at such bank approved from time to time by Reinsurer, said account being exclusively dedicated to purpose described in subsection I.A. immediately preceding. The account name will be “Tower Insurance Claims Fund FBO [Reinsurer Name]”. Reinsurer will be authorized by Claims Administrator to designate up to four Authorized Check Signers on the account. Claims Administrator is responsible for all administration or banking fees charged to the escrow account. The deposits of funds in such bank shall be insured by the Bank Insurance Fund or the Savings Associations Insurance Fund of the Federal Deposit Insurance Corporation.

Claims Administrator shall maintain such account in a fiduciary capacity separate and apart from any operating or other funds of Claims Administrator, and separate and apart from any other funds maintained by Claims Administrator on behalf of any other entity or person. The Claims Administrator shall not change the bank where the Loss Fund Account(s) is maintained without the prior written approval of Reinsurer. The account will be established with Positive Pay unless otherwise approved in writing by Reinsurer.

C.
At the inception of the Policy(ies) and at the beginning of each month, the amount of the Loss Fund Account will equal an amount which represents a good faith estimate by Reinsurer of the number of days and expected paid Claims and Loss Adjustment Expenses. The initial amount of the Loss Fund Account will be determined and deposited by Reinsurer.

Exhibit D

D.
Claims Administrator and Reinsurer will review the amount of this Loss Fund Account periodically to determine the adequacy of the fund to cover a good faith estimate of the number of days of expected paid claims (including paid Loss Adjustment Expenses), and Claims Administrator will provide Reinsurer with a quarterly cash flow forecast in a form and manner to be agreed upon. Notwithstanding the procedure above, Reinsurer will also monitor the adequacy of the Claim Loss Fund Account and, when necessary, request to adjust the deposit to maintain the revised indicated needed amount. Reinsurer will advise Claims Administrator when the minimum amount is to be changed.

E.	Claims Administrator will administer and maintain the Claim Loss Fund Account and reconcile the account monthly.

F.
Claims Administrator will provide a report to Reinsurer by the tenth (10) business day of each month which indicates monthly, in arrears, a reconciliation of the claim Loss Fund Account, with the following information:

1.	The previous closing account balance for the Claim Loss Fund Account;

2.	Deposits made to the Claim Loss Fund Account during the month;

3.	Itemization and application of the month’s disbursements by location, check number, claim number and payment amount;

4.	The Claim Loss Fund Account balance to the end of the month; and,

5.	A Reconciliation of the Loss Run Inception-To-Date to the Total Loss Funding and Ending Escrow Claim Loss Fund Account Balance in a format acceptable to Reinsurer.

From time to time, Reinsurer may request Claims Administrator to provide additional summary or detail reports in printout or electronic format.

G.	If the Agreement is terminated Claims Administrator shall monitor and administer the Claim Loss Fund Account until all liabilities under the Policy(ies) have been resolved or completely paid.

H.	Claims Administrator shall have no investment authority, or responsibility to Reinsurer with respect to funds deposited in the Claim Loss Fund Account.

I.
Claims Administrator shall handle all correspondence, transactions and instruments of payment in a manner that complies with all regulations concerning the use of bank accounts. All Claim payments will be made in Claims Administrator’s name, on Reinsurer’s behalf.

II.	LOSS PAYMENT PROCEDURE

A.
Claimants must be paid for covered claims in accordance with regulatory requirements. For purposes of this paragraph A., the term “Claimants” means individuals or organizations that make a Claim under the Policy(ies).

B.
Claims Administrator will establish procedures to make timely payments (within agreed to and statutory time frames) of qualified loss when due, and shall have the authority to commit funds from the Claim Loss Fund Account. Drafts or checks should be issued in a timely manner and in accordance with the applicable rules, regulations and laws applicable of the jurisdiction(s) involved.

C. Claims Administrator will retain copies of, or facsimile copies of, checks for seven (7) years from the date of bank clearance.